                                                                     EXHIBIT 2.1

                                 SALE CONTRACT
                               date 30 June 1998
                         re Portfolio of 21 properties



LANCASTER HOLDINGS LIMITED, LOTKEEP LIMITED,
FORDHARE LIMITED, CARDIFF & PROVINCIAL PROPERTIES
LIMITED, VERE STRET INVESTMENTS LIMITED, WARVALE
LIMITED, WARNER ESTATE, LIMITED (1)

                         MYRTLE PROPERTIES LIMITED (2)

                       LANCASTER INVESTMENTS LIMITED (3)




                                 D. J. Freeman
                                 1 Fetter Lane
                                 London EC4A 1BR

                                 Tel: 0171 583 5555
                                 Fax: 0171 583 3232

                                 Ref: SLH/108825
                                 ID:  RD35439.1

                                   CONTENTS

                                                                 PAGE

1.  DEFINITIONS                                                   1
2.  SALE                                                          2
3.  MATTERS AFFECTING THE PROPERTIES                              3
4.  TITLE                                                         4
5.  NATIONAL CONDITIONS AND SPECIAL CONDITIONS                    4
6.  COMPLETION                                                    4
7.  SUB-SALES                                                     4
8.  FIXTURES AND FITTINGS                                         4
9.  APPORTIONMENTS AND ARREARS                                    5
10. TRANSFER TO PURCHASER                                         6
11. INSURANCE                                                     6
12. VAT                                                           6
13. SERVICE CHARGE                                                8
14. RENT REVIEWS                                                  9
15. PENDING APPLICATIONS TO THE COURT FOR NEW TENANCIES          10
16. MAINTENANCE CONTRACTS                                        10
17. RENT DEPOSIT                                                 11
18. ACKNOWLEDGEMENTS                                             11
19. NON-MERGER                                                   12
20. CONFIDENTIALITY                                              12
21. TENANCY MEASURES                                             12
22. SURETY COVENANTS                                             13
23. VENDOR NOT REGISTERED PROPRIETOR, BUT LAND REGISTERED        13
24. AGENT FOR SERVICE OF PROCESS AND JURISDICTION                14


SCHEDULE A1-21                                                   17
SCHEDULE B - MODIFICATIONS TO NATIONAL CONDITIONS                91
SCHEDULE C - PROVISIONS IN TRANSFER                              92
    PART A - PURCHASER'S COVENANTS                               92
    PART B - AGREEMENT AND DECLARATION                           92
    PART C - DEED OF COVENANT                                    93

THIS AGREEMENT is made the 30th day of June 1998

BETWEEN

(1) MYRTLE PROPERTIES LIMITED a company incorporated in the British Virgin Islands IBC number 280400 whose registered office is at Akara Bldg, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands whose address for service in the United Kingdom is 4 St Paul's Churchyard, London EC4 (the PURCHASER)


(2) Each of the Companies mentioned in paragraph 2 of Part A of Schedules A1 to A21 inclusive each of which companies has its registered office at 3 Vere Street aforesaid, (the VENDORS)

(3) LANCASTER INVESTMENTS LIMITED whose registered office is at 3 Vere Street aforesaid

IT IS HEREBY AGREED as follows:

1.      DEFINITIONS

        Where in this agreement the following words in bold type begin with a capital letter they have the following meanings (unless the context otherwise requires):

        ARREARS means sums due to the Vendor pursuant to the Tenancies in respect of any period up to the date of acrual completion;

        CLAUSE means a clause in this agreement;

        COMPLETION DATE means the 30th day of June 1998;

        DOCUMENTS means the documents listed in part C of Schedules A1 to A21;

        LANDLORD means in the case of the Properties described in Part A of Schedules A12 and A14 in Lancaster Holdings Limited and in the case of the Property described in Part A of Schedule A16 is Lancaster Investments Limited

        LEASES means the leases and documents relating thereto more particularly described in part A of Schedules A1-A21;

        NATIONAL CONDITIONS means the National Conditions of Sale (Twentieth Edition);

        PLANNING ACTS means the enactments from time to time in force relating to town and country planning;

        PRICE means THIRTEEN MILLION SIX HUNDRED THOUSAND POUNDS
        (POUND 13,600,000) plus VAT (if applicable);

        PROPERTIES means a portfolio of 21 freehold and leasehold properties more particularly described in paragraphs 1-5 of part A of Schedules A1 to A21;

        PROPERTY means one of the Properties;

        PURCHASER'S SOLICITORS means S.J. Berwin & Co of 222 Grays Inn Road London WCIX 8HB (ref: 29/W121581.1)

        RENT DEPOSIT means any sum held by the Vendor or its agent as security for payment of rent and/or other monies due under and/or performance of the convenants and/or conditions contained in the Tenancies together with all interest accrued (but not paid) to the tenant in respect of such sum in accordance with the relevant agreement relating thereto up to completion and described in paragraph 6 of part A of Schedules A1 to A21;

        SCHEDULE means a schedule to  this agreement;

        TENANCIES means the tenancy or tenancies (or any of them) listed in part B of Schedules A1 to A21 and documents relating thereto;

        VAT means Value Added Tax or any other tax of a similar nature;

        VENDOR means in relation to each Property the Vendor as mentioned in paragraph 2 of Schedules A1 to A21 and Vendors means all such

        VENDORS; SOLICITORS means D. J. Freeman of 1 Fetter Lane, London, EC4A 1BR (ref: SLH/108825

2.      SALE

2.1 The Vendors in consideration of the Price apportioned between the Properties and each Vendor in accordance with paragraph 9.1 of part A of Schedules A1 to A21) sells or agrees to procure the sale with full title guarantee and the Purchaser buys the properties on the terms of this agreement and (in the case only of any property with leasehold title) for the residue of the term granted by and subject to the provisions of the relevant Lease.

2.2 The sale will be subject to and where appropriate with the benefit of the matters referred to in Clause 3 but otherwise with vacant possession on completion.

3.  MATTERS AFFECTING THE PROPERTIES

3.1 The Properties are sold and its disposition is made subject to and with the benefit of (where appropriate):

(a) all local land charges (whether registered or not before the date of this agreement) and all matters capable of registration as a local land charge or otherwise registrable by any competent authority or pursuant to statute or like instrument;


(b) all notices served and orders, demands, proposals or requirements made by any local or other public or competent authority whether before or after the date of this agreement;

(c) all actual or proposed charges, notices, orders, restrictions, agreements, conditions or other matters arising under the Planning Acts;

(d) all existing rights and easements and quasi-easements affecting the Properties;

(e) all matters in the nature of overriding interests as defined in Section 70 of the Land Registration Act 1925 affecting the Properties;

(f)  the provisions of the relevant Lease (if any);

(g)  the Tenancies;

(h)  the matters contained, mentioned or referred to in the Documents; and

(i) all matters contained or referred to in all registers of title relating to the Properties kept at H.M. Land Registry (save for those financial charges referred to in paragraph [10] of Part A Schedules A1 to A21) as at the date of the latest set of office copy entries and copy of the filed plan provided to the Purchaser or the matters contained or referred to in the root of title to the relevant Property (as described in paragraph 4 of Part A of the relevant Schedules A1 to A21).

3.2 The Purchaser is deemed to purchase with full knowledge of all matters referred to in Clause 3.1 and shall raise no objection or requisition in relation to any such matter.


4.   TITLE

     Title of the Vendor or in the case of the Properties described in PartA of Schedules A12, A14 and A16 the Landlord has been deduced to the Purchaser's Solicitors (as the Purchaser hereby acknowledges) and the Purchaser is deemed to purchase with full knowledge thereof and shall raise no objection or requisition in respect thereof.


5.   NATIONAL CONDITIONS AND SPECIAL CONDITIONS

5.1 The National Conditions as modified by Schedule B are incorporated in this agreement so far as they are not varied by or inconsistent with the specific provisions of this agreement.


5.2 The relevant Properties are sold subject to the special conditions contained in paragraph 7 of part A of Schedules A1 to 21.

6.   COMPLETION

6.1 The sale and purchase hereby agreed shall be completed on the Completion Date at the offices of the Vendor's Solicitors or where they may reasonably require.

7.   SUB-SALES

     The Vendors shall not be under any liability to assure the Properties (whether by way of sub-sale or pursuant to a direction by the Purchaser or in any other manner) to anyone other than the Purchaser named in this agreement.


8.   FIXTURES AND FITTINGS

     All fixtures and fittings in the nature of tenant's and trade fixtures and fittings are excluded from the sale and purchase.

9.   APPORTIONMENTS AND ARREARS

9.1 Income and outgoings will be apportioned as at the date of actual completion (subject to Clauses 13, 14 and 15).

9.2 The Vendor will not be obliged to apportion to or account to the Purchaser for any sum due to the Purchaser pursuant to the Tenancies or otherwise unless and until such amount has been received by the Vendor as cleared funds and will pay to the purchaser the same within 5 working days of such receipt


9.3  Notwithstanding completion of the sale and purchase of the Property and
     Section 141 of the law of Property Act 1925 the Vendor or the Landlord shall be entitled to receive any arrears of rents and of any other sums due from any tenant up to and including the date of actual completion and interest up to and including the date of payment by the tenant so long as any such arrears remain unpaid

9.4 The Purchaser shall use its endeavours (but shall not be obliged to levy distress or bring proceedings) to recover such arrears and shall account to the Vendor in respect of such arrears within five working days after receipt of any payments wholly or partly in satisfaction of such arrears


9.5 In the event that such arrears shall not have been recovered by 25 December 1998 then the Vendor shall be entitled to require the Purchaser to execute a deed of assignment of the benefit of such arrears in favour of the Vendor or the Landlord or as the Vendor may direct such deed to be in a form reasonably required by the Vendor provided that:

     (a) the Vendor and the Landlord shall not take proceedings for forfeiture of any of the Tenancies or present a petition for the winding up or institute other insolvency proceedings in respect of the relevant tenant


     (b) the Vendor's Solicitors shall be entitled to have the loan of the Tenancy Documentation relevant to such arrears for the above purposes



9.6 In the event that the Purchaser transfers its interest in any Property whilst arrears are still due to the Vendor or the Landlord the Purchaser shall obtain a direct covenant from the transferee to the Vendor in the form of this Clause and shall indemnify the Vendor and the Landlord against any loss arising as a result of failure to do so

10.   TRANSFER TO PURCHASER

10.1 Each Vendor shall transfer or procure the transfer of each Property owned by it by a separate transfer


10.2 The transfers to the Purchaser will be executed in duplicate and the Purchaser shall do all things necessary to enable the duplicate to be duly denoted and stamped and delivered to the Vendor as soon as possible after completion.


10.3 In the transfers the Purchaser shall covenant with the Vendor or the Landlord (as appropriate) in the form of Part A of Schedule C the words and phrases having capital initial letters therein having the same meanings as those ascribed to them by Clause 1.

10.4 The transfer to the Purchaser will contain the agreement and declaration set out in Part B of Schedule C.

10.5 In a separate deed of covenant the Purchaser shall covenant with the Vendor or the Landlord (as appropriate) in the form of Part C of Schedule C.

11.   INSURANCE

11.1 The Vendor shall keep on foot the insurance that it has effected in respect of the Properties until completion (details of such insurance having been supplied to the Purchaser prior to the date of this agreement) and shall apply to its insurer for and pay to the Purchaser of the tenants any refund of premium obtained from the insurers.


12    VAT

12.1  All sums payable under this agreement are exclusive of VAT.

12.2 The Purchaser shall pay to the Vendor any VAT properly chargeable upon the sale of the Vatable Properties.

12.3 For the purposes of this Clause 12 "Vatable Properties" shall mean those Properties in respect of which the Vendor has exercised the election to waive exemption for VAT purposes under paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 as indicated in paragraph 9.2 of Part A of Schedules A1 to A21 and "Non Vatable Properties" shall mean those Properties in respect of which the Vendor has not exercised the above election again as indicated in paragraph 9.2 of Part A of Schedules A1 to A21.

12.4 The Vendor and the Purchaser consider the sale of the Vatable Properties to be for VAT purposes the transfer of part of the Vendor as a going concern which falls within Section 49 of the Value Added Tax Act 1994 and
      Article 5(l) of the Value Added Tax (Special Provisions) Order 1995 (such Section and Article together hereinafter in this Clause called "Article 5") and it is acknowledged confirmed and agreed that:

      (a) the Vendor has exercised the election to waive exemption for VAT purposes under paragraph 2 of schedule 10 to the Value Added Tax Act 1994 in respect of the VATable Properties and the Purchaser agrees to exercise the said election to waive exemption for VAT purposes in respect of the VATable Properties with effect from and including the Completion Date and the Vendor and Purchaser will prior to the Completion Date provide to each other evidence of the notification to H M Customs & Excise of such elections and if available proof of delivery of the same;

      (b) the Purchaser is registered for the purposes of VAT and has provided that it is so registered to the Vendor prior to the date hereof or has applied for registration for the purposes of VAT and has provided evidence of such application to the Vendor prior to the date hereof;

      (c) the Purchaser intends to retain and manage the VATable Properties as a continuing business on a going concern basis after completion subject to and with the benefit of the relevant Tenancies and to collect the occupational rents payable thereunder;

      (d) the Vendor will unless it obtains agreement to the contrary from H M Customs & Excise transfer to the Purchaser the records referred to in
          Section 49 of the Value Added Tax Act 1994 relating to the VATable Properties such records to be made readily available thereafter for inspection by the Vendor as it shall reasonably require.

12.5 If it is determined after completion that the sale of the VATable properties or any of them does not fall within the provisions of Article 5 the Vendor's Solicitors shall immediately notify the Purchaser's Solicitors of such determination and the Purchaser shall within seven days of receipt of such notification pay to the Vendor the VAT due and the Vendor shall forthwith provide the Purchaser with a VAT invoice in respect of the sale of the relevant Property or Properties Provided that if after the Purchaser has paid VAT HM Customs & Excise shall determine that such VAT was not chargeable then:

      (a) the Vendor will repay such VAT to the Purchaser on receipt of such determination; or

      (b) if the Vendor has already accounted for such VAT at the time it receives such determination, the Vendor shall reclaim such VAT from HM Customs & Excise and repay such VAT to the Purchaser on receipt of the relevant VAT or obtaining credit for such VAT.

12.6 The Vendor confirms that it has not and will not exercise the election to waive exemption for VAT purposes under paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 in respect of the Non Vatable Properties.

13.   SERVICE CHARGE

13.1  (a)  This Clause 13 applies to those Properties which have the benefit of a service charge regime;

      (b) Where in this Clause 13 the following words in bold type begin with a capital letter they have the following meanings (unless the context otherwise requires):

           FUND means the moneys held by or to the order of the Vendor or the Landlord on completion which have been paid by tenants of the Properties in respect of or on account of any service charge or contribution to the common facilities pursuant to the Tenancies;

           PERIODS means the accounting period current at the date of actual completion and any earlier period for which accounts have not been finalised and any payment due to or from the tenants of the Properties has not been made;

           SERVICE CHARGE PROVISIONS means provisions in the Tenancies which provide for a service charge or for a contribution to the cost of common facilities.

13.2 The Vendor shall on completion be entitled to deduct from the Fund all amounts actually and properly expended or incurred together with any VAT thereon in the provision of services or facilities pursuant to the Tenancies up to and including the date of actual completion in respect of the Periods.

13.3 The Vendor shall pay on completion to the Purchaser the balance (if any) of the Fund after deduction of the sum referred to in Clause 13.2.

13.4 As soon as practicable after completion the Vendor shall supply to the Purchaser an account of the total costs and expenses incurred by the Vendor or the Landlord in providing services or facilities to which the Service Charge Provisions apply in Periods and of the amount (if any) by which such costs and expenses exceed the amount recovered by the Vendor or the Landlord.

13.5 Within seven days from receipt of the account referred to in Clause 13.4 the Purchaser shall pay to the Vendor the amount of such shortfall.

14.   RENT REVIEWS

14.1 In relation to any of the Tenancies in respect of which a rent review is due prior to completion but where the amount of the rent payable as from the review date has not been determined as at completion the Purchaser shall use its reasonable endeavours to conclude the determination of the rent review at the best rent reasonably obtainable in accordance with the provisions of the relevant tenancy as soon as possible after completion.

14.2 Pending the determination of the rent reviews hereinbefore referred to the rents shall be apportioned provisionally on the basis of the sums payable by the tenants under the Tenancies in respect of the period from the rent review date to the date of determination but such apportionments shall be subject to subsequent adjustment in accordance with the provisions of this agreement.

14.3 Forthwith upon determination or agreement of the rent payable after a review date as referred to in Clause 14.1 and 14.2 the Purchaser shall give notice of the same to the Vendor.

14.4 The Purchaser shall pay to the Vendor or the Landlord within seven days following receipt of the reviewed rent from the tenant the proportion of the increase in rent together with any interest payable thereon (if appropriate) for the period from the relevant rent review date to the date of actual completion.

14.5 The Purchaser shall answer the reasonable requests of the Vendor or the Landlord as to the progress of all negotiations which relate to the matters dealt with in this Clause 14 and shall supply to the Vendor or the Landlord such copies of all relevant documents and correspondence as the Vendor to the Landlord may reasonably require and the Purchaser shall pay due regard to any representations which may be made by the Vendor or the Landlord.

14.6 The Vendor the Landlord and the Purchaser shall following completion of the sale take such steps as may be appropriate in order to substitute the Purchaser as a party to any pending reference to arbitration or to an independent expert.

15.   PENDING APPLICATIONS TO THE COURT FOR NEW TENANCIES

15.1 In the case of any of the Tenancies which is subject to an application to the court under Section 24(A) of the Landlord and Tenant Act 1954 for an interim rent to be fixed but which interim rent has not been agreed or determined by court the amount payable at completion shall be calculated provisionally on the basis of the current rent passing in respect of such tenancy but upon the interim rent being agreed or determined the Purchaser shall pay to the Vendor within seven days following receipt of the interim rent from the tenant the amount by which the interim rent exceeds the rent actually paid by the tenant for the period from the date upon which the interim rent becomes payable to the date of actual completion.

15.2 The Purchaser shall use its reasonable endeavours to procure that the interim rent is fixed at the best figure reasonably obtainable and is then paid as soon as possible by the tenant.

15.3 For the purposes of this Clause 15 the expression interim rent shall include an amount payable as a result of an agreement to back-date the term granted by a renewed tenancy to a date occurring before the date of actual completion and shall also include all sums which are paid to the Purchaser in lieu of the payment of an interim rent proper in accordance with the provisions of the said Section 24(A).

15.4 The Purchaser shall answer the reasonable requests of the Vendor or the Landlord as to the progress of all negotiations which relate to the matters dealt with in this Clause 15 and shall notify the Vendor or the Landlord (as appropriate) in writing as soon as the interim rent is ascertained and shall supply to the Vendor such copies of all relevant documents and correspondence as the Vendor or the Landlord may reasonably require.

15.5 The Vendor, the Landlord and the Purchaser shall following completion of the sale take such steps as may be appropriate and reasonable in order to substitute the Purchaser as a party to any pending proceedings under the Landlord and Tenant Act 1954 in place of the Vendor or the Landlord and the Purchaser shall indemnify the Vendor and the Landlord against any costs in such proceedings incurred after the date of completion.

16.   MAINTENANCE CONTRACTS

16.1 The Vendor or the Landlord has entered into various contracts and agreements described in paragraph 11 of Part A of Schedules A1 to A21.

16.2 The Vendor or the Landlord shall use reasonable endeavours by assignment novation or transfer to procure the benefit of such contracts for the Purchaser and on completion the Purchaser shall covenant with the Vendor or the Landlord (as appropriate) to observe and perform the

        Vendor's or Landlord's obligations under such contracts and agreements with effect from the date of actual completion and to indemnify the Vendor and the Landlord in relation to any costs, claims, proceedings, demands or expenses arising out of any failure of the Purchaser to observe and perform the same from the date of actual completion.


17.     RENT DEPOSIT

17.1 The Vendor shall on completion (subject to any agreement to the contrary existing at the date of this agreement with the tenant or other persons who has paid the rent deposit) pay to the Purchaser such sums as the Vendor is holding as Rent Deposit (as described in paragraph 6 of Part A of Schedules A1 to A21) and on completion the Purchaser shall deliver to the Vendor a separate deed or deeds whereby the Vendor shall assign to the Purchaser the benefit of the Rent Deposit such deed to contain the following covenants:

        "(1) The Purchaser hereby covenant with the Vendor that the Purchaser will deal with he deposits (and interest accruing thereon) brief particulars of which are set out in the Schedule hereto in accordance with the terms of the documents relating to such deposits and shall (subject to the terms on which the monies were deposited) repay to the tenants the deposits (and any interest accrued thereon) on the dates when repayment is due;

        (2) The Purchaser shall procure that the Purchaser's successors in title enter into a covenant with the Vendor and the Purchaser in the terms of Clause (1) above;

        (3) The Purchaser shall indemnify the Vendor against all costs claims losses and demands arising in relating to breach of the covenants set out in Clause (1) and (2) above."

18.     ACKNOWLEDGEMENTS

18.1    The Purchaser hereby acknowledges and admits:

        (a) that it has not entered into this agreement in reliance upon any representation made by or on behalf of the Vendor but not embodied in this agreement except to the extent that the Purchaser may be entitled to rely on any representation made by the Vendor's Solicitors on behalf of the Vendor in any written reply to any enquiry made by the Purchaser's Solicitors on behalf of the Purchaser; and

        (b) that is has satisfied itself on all matters relating to user under the Planning Acts and accepts that it shall be deemed to purchase with full knowledge thereof and shall raise no requisition or objection in relation thereto.

18.2    The parties agree:

        (a) that this agreement constitutes the entire contract between them and may not be varied except by written agreement between them or their respective solicitors; and

        (b) that the Vendor has no responsibility whatsoever in respect of any deficiency in the terms of any insurance policy or the limit of indemnity thereunder and that the Purchaser has satisfied itself with respect to all matters relating to insurance.

19.     NON-MERGER

        Notwithstanding the assurance to the Purchaser all the provisions of this agreement will continue in full force and effect to the extent that any of them may then remain to be observed and performed.

20.     CONFIDENTIALITY

        No party to this agreement shall without the written consents of the other parties disclose or publish or permit or cause to be disclosed or published any particulars of or extracts from this agreement nor any details of the transaction hereby effected save only any particulars or details as may be necessary in order to comply with Stock Exchange statutory or like requirements.

21      TENANCY MEASURES

21.1    In this clause:

        "Tenancy Measure" means any measure or action in relation to or arising out of any Tenancy capable of being taken by a Landlord and includes without limitation any of the following or an agreement for any of the following:

        (a) the grant of a consent

        (b) the service or acceptance of a notice whether under the terms of the lease or arising out of statute

        (c) the agreement of the amount of any reviewed or interim rent

        (d) the surrender of a lease or modification or variation of its terms

        (e) the renewal of a lease or

        (f) proceedings against or the defence of proceedings brought by a tenant

        "Relevant Period" means the period from the date of this agreement until the date upon which the Purchaser is registered at the Land Registry as proprietor of the Property.

21.2 During the Relevant Period the Vendor shall not take any Tenancy Measure without the prior written consent of the Purchaser which until the date of actual completion shall not be unreasonably withheld or delayed and will advise the Purchaser forthwith about any potential Tenancy Measure of which it becomes aware

21.3 During such part of the Relevant Period as falls after the date of actual completion the Vendor shall at the request and cost (on a full indemnity basis) of the Purchaser take such Tenancy Measures as the Purchaser may by written notice require and shall if so required appoint the Purchaser as the attorney of the Vendor for such purposes

21.4 The Purchaser will indemnify the Vendor against all claims losses costs proceedings and expenses that the Vendor may incur by virtue of the provisions of this clause including without limitation claims arising under the Landlord and Tenant Act 1988.

21.5 The Purchaser will take all steps to ensure that the Purchaser is registered at the Land Registry as Proprietor of the Property in a timely manner

22.     SURETY COVENANTS

        The Vendor shall on completion hand over duly executed Deed of Assignment of Benefit of Surety covenants in the form attached

23.     VENDOR NOT REGISTERED PROPRIETOR, BUT LAND REGISTERED

23.1 If the Purchaser's Solicitors have prior to completion been provided with certified copies of any transfer or transfers from the registered proprietor of any Property and any person taking a transfer from such person and such transfer or transfers are duly stamped and all appropriate applications have been made to enable the Vendor to become the registered proprietor then the Purchaser shall raise no objection or requisition in the event of the Vendor not being the registered proprietor of the Property at HM Land Registry nor shall the Purchaser be entitled to require the Vendor to be registered before completion nor shall the Vendor be deemed to be in default

23.2 In the event of the Purchaser so objecting shall at the election of the Vendor on the Completion Date pay the Price and accept a sale of the beneficial interest in the Property effected by way of a declaration of trust containing an indemnity by the Purchaser as beneficiary in favour of the Vendor as trustee in respect of any costs, claims or liabilities arising after the Completion Date in respect of the Property. The declaration of trust will be prepared by the Vendor's Solicitors and shall contain provision for a transfer of the legal estate in the relevant Property from the Vendor in due course pursuant to such declaration of trust but otherwise upon the terms of this agreement.


24.   AGENT FOR SERVICE OF PROCESS AND JURISDICTION

24.1 The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this agreement.

24.2 Such agent shall be Wilshire Servicing Company UK Limited of 4 St Pauls Church Yard London EC4M 8AY and any writ, judgement or other notice of legal process shall be sufficiently served on the Purchaser if delivered to Wilshire Servicing Company UK Limited at its address for the time being

24.3 If the Purchaser revokes the authority of the above agent it shall promptly appoint another such agent with an address in England and advise the Vendor of such appointment

24.4 If following such a request the Purchaser fails to appoint another agent then the Purchaser shall be entitled to appoint one on behalf of the Purchaser (or any of them)

24.5  This Agreement shall governed by and construed in accordance with English
      Law

24.6 Each Party submits to the exclusive jurisdiction of the English courts in respect of all matters arising out of this Agreement, but the Vendor shall have the right to bring proceedings in the courts of any other jurisdiction for the purpose of enforcing a judgement

      AS WITNESS the hands of duly authorised signatories for the parties the day and year first above written.

      SIGNED by _________________ for and
      on behalf of LANCASTER HOLDINGS LIMITED
      an authorised signatory

SIGNED by ____________________ for and
on behalf of LOTKEEP LIMITED an authorised signatory


SIGNED by ____________________ for and
on behalf of FORDHARE LIMITED an authorised signatory


SIGNED by ____________________ for and
on behalf of CAPITAL & PROVINCIAL
PROPERTIES LIMITED an authorised signatory


SIGNED by ____________________ for and
on behalf of VERE STREET INVESTMENTS
LIMITED an authorised signatory


SIGNED by ____________________ for and
on behalf of WARVALE LIMITED an authorised signatory


SIGNED by ____________________ for and
on behalf of WARNER ESTATE, LIMITED an
authorised signatory


SIGNED by ____________________ for and
on behalf of Purchaser, an authorised
signatory

SIGNED by ____________________ for and
on behalf of LANCASTER INVESTMENTS
LIMITED an authorised signatory